Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

March 31, 2006

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES RECORD ANNUAL EARNINGS FOR

YEAR 2005 AND FOURTH QUARTER 2005 RESULTS,

11TH CONSECUTIVE PROFITABLE QUARTER

Annual and Fourth Quarter EPS Increases 31.4% and 47.4%, Respectively

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the year and fourth quarter ended December 31, 2005.

Net sales for the year ended December 31, 2005, were $72,254,000, compared to $55,268,000 in 2004, an increase of 30.7%. For the year ended December 31, 2005, the Company derived net income of $3,413,000, or $1.34 per diluted share, compared to $2,466,000, or $1.02 per diluted share, for 2004, a per share increase of 31.4%. Year 2005 was the Company’s most profitable in the last 25 years.

Net sales for the fourth quarter of 2005 were $20,151,000, compared to $15,385,000 for the same period in 2004, an increase of 30.9%. Net income for the fourth quarter of 2005 was $732,000, or $.28 per diluted share, compared to $463,000, or $.19 per diluted share, for the prior year period, a per share increase of 47.4%.

The year and fourth quarter 2005 results reflect continuing strong industry demand for the Company’s products principally because of the ongoing underlying strength in the housing and commercial construction markets in the Company’s trade area in the Southeastern United States. In addition, the Company realized an immediate increase in product demand shortly after Hurricane Katrina struck the Southeastern United States Gulf Coast in the third quarter of 2005, which aided fourth quarter results and is expected to continue to have a positive impact on the Company’s financial results for the foreseeable future. The significant increase in net income in the 2005 periods compared to 2004 was primarily attributable to increased sales in 2005, without a corresponding increase in fixed costs.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “We are pleased that the net sales and earnings for the year exceeded our original goals, were significantly greater than 2004 and was our most profitable year in the last twenty-five.  The Company has now generated profits for 11 consecutive quarters. Our improved operating performance is a result of continued strong industry demand for our products and the successful execution of our strategic initiatives throughout the year, including the discontinuance of the manufacture of acrylic stucco products in the fourth quarter of the year. Thanks to the exceptional efforts of our employees, the Company was able to produce outstanding results in 2005 despite incurring plant closure costs of $226,000 and other operating expenses necessary to wind down and terminate the Acrocrete manufacturing activities. The Company will continue to sell Acrocrete products through its distribution arrangement with Degussa Wall Systems, which now manufactures the Acrocrete product line.

We believe the actions taken by the Company over the last two years puts the Company in position to continue to grow and strengthen its positions in its current markets. In furtherance of this goal, the Company opened an additional facility in Mobile, Alabama in February 2006 to take advantage of increased sales

Page 2 of News Release dated March 31, 2006

activities in the Southeastern United States due to hurricane reconstruction efforts and is looking at other expansion opportunities in Florida and the Southeastern United States. With the massive rebuilding effort underway, we as well as others, will face challenges to satisfy market demand for our manufactured as well as distributed products due to anticipated industry shortages for certain raw materials and products. We will work with our customers to manage this market situation.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.
Financial Highlights

			(Unaudited)
	Year Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Sales	$ 72,254,000	$ 55,268,000	$ 20,151,000	$ 15,385,000

Income before taxes	$ 5,229,000	$ 3,754,000	$ 1,007,000	$ 668,000
Income tax expense	(1,816,000)	(1,288,000)	(275,000)	(205,000)

Net income	$ 3,413,000	$ 2,466,000	$ 732,000	$ 463,000

Income per common share - basic	$ 1.40	$ 1.06	$ 0.30	$ 0.20
Income per common share - diluted	$ 1.34	$ 1.02	$ 0.28	$ 0.19

Weighted average shares outstanding – basic	2,441,395	2,334,154	2,464,726	2,349,377
Weighted average shares outstanding - diluted	2,555,741	2,408,069	2,572,162	2,461,638